VCG, INC.

VCG SERVICES AGREEMENT

Licensee Name	ABLEST Inc.
& Street Address 1901 Ulmerton Rd.-Ste.300, Clearwater, FL 33762
This VCG Services Agreement (“Services Agreement”) is made as of the 29th day of September, 2005 (“Start Date”) by and between VCG, Inc. (“VCG”), a Georgia corporation with its principal place of business at 1805 Old Alabama Road, Suite 250, Roswell, GA 30076, and the above-identified Licensee, a Florida corporation, and is governed by the terms and conditions set forth herein, which Licensee has read, understood, and accepted. In consideration for the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth herein.
All provisions of the VCG License & Support Agreement dated 29th September, 2005 between VCG and Licensee (“License Agreement”) are incorporated herein by reference and, except as expressly specified otherwise, apply hereto as if fully set forth herein; however, in case of any conflict between this Services Agreement and the License Agreement (or any Exhibit or other amendment hereto), this Services Agreement shall control.
ORDERS FOR SERVICES Licensee shall order VCG services for the System (“Services”) by having its authorized representative execute a properly completed Services Order in the form of Exhibit A hereto and forward same to VCG. Each such Services Order is subject to VCG’s acceptance. If VCG accepts a purchase order or other ordering document from Licensee, any terms that are in addition to or conflicting with the terms of this Agreement or a System Order shall have no effect.
DEFINITIONS Any term defined in the License Agreement or designated with an initial capitalized letter shall have the meaning ascribed to it in the License Agreement and this Services Agreement. Headings are for convenience only and do not define or limit the scope of any provision hereof.
ENTIRE AGREEMENT This Services Agreement and the License Agreement, and their referenced Exhibits, together constitute through mutual negotiation the entire agreement and understanding between VCG and Licensee with respect to the subject matter hereof, and is intended as the parties’ final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral. This Services Agreement shall not be modified or terminated in whole or in part except in a writing specifically referencing this Services Agreement and duly signed by authorized representatives of both parties. “Licensee” means the specific legal entity or operating unit that has executed this Services Agreement. Until executed by VCG in Roswell, GA, this Services Agreement constitutes an offer. This Services Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, and their respective permitted transferees, successors, and assigns.
Exhibit A and Addendum I are attached hereto and made a part hereof.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date, and each represents and warrants to the other that it is legally free to enter in to this Agreement.

ACCEPTED:	ACCEPTED:

VCG, INC.	ABLEST Inc.
Licensee

By: /s/ Stephen C. Taylor	By: /s/ W. David Foster
Name Signed	Name Signed

Stephen C. Taylor, President	W. David Foster, Vice Chairman

Name & Title Printed	Name & Title Printed

September 29, 2005	September 29, 2005

Date	Date

Fax 770-449-3638 Phone 770-246-2300	727.299.1295/727.299.1200

Facsimile & Telex Numbers	Facsimile & Telex Numbers
The provisions and fees contained herein are valid provided this VCG Services Agreement and Services Order are executed by Licensee and received by VCG on or before September 30, 2005.

VCG Services Agreement	VCG PROPRIETARY & CONFIDENTIAL	PAGE 1 OF 3

VCG SERVICES AGREEMENT TERMS AND CONDITIONS
1. SERVICES FEES; USE RIGHTS Services are provided on a time and materials basis at VCG’s then-current rates (“Services Fees”), and are based on eight (8) hours within one (1) business day (each, a “Day”). All Services Fees are per person unless otherwise specified. Licensee shall pay all Services Fees in accordance with Section 2 below. The Services shall be used for Licensee’s own internal business use solely as granted in the License Agreement. Licensee shall provide VCG with all necessary information, access, workspace, computing resources, and other services and support materials as reasonably required by VCG to perform its duties hereunder in a timely manner.
2. PAYMENT TERMS
2.1 Services Fees. A minimum of one (1) Day shall be charged for Services. If longer hours are requested, additional fees will be assessed. Services Fees are also subject to an additional one hundred percent (100%) premium for Services provided on a holiday or weekend.
2.2 Payment. VCG shall invoice Licensee on a no less than weekly basis for one hundred percent (100%) of the Service Fees specified in a Services Order for all Services provided during the preceding period; Licensee shall pay each such invoice upon receipt. Time is of the essence with regard to all payment terms. Any overdue amount shall bear interest at eighteen percent (18%) per annum or the maximum legal rate if less. VCG may withhold performance until such amount and interest are paid. Licensee shall reimburse VCG for all costs of collection (including reasonable attorneys’ fees).
2.3 Expenses, Taxes, Etc. VCG shall invoice Licensee on a no less than weekly basis for all Expenses incurred hereunder; Licensee shall pay each such invoice on receipt. All amounts stated or referenced herein do not include shipping and handling or insurance, and are net of all taxes and other similar assessments, however designated or levied, all of which are Licensee’s responsibility, as further provided in the License Agreement.
3. SCHEDULING Services shall be scheduled at least thirty (30) days in advance. All scheduling is dependent on the availability of resources. If Licensee notifies VCG to reschedule or cancel any Services within two (2) weeks before the scheduled date, Licensee shall pay VCG fifty percent (50%) of the estimated Services Fee for such Services, plus all Expenses VCG cannot reasonably recover. If, within a reasonable time after Licensee’s notice, VCG reschedules the resources for such Services to a comparable assignment, VCG will waive the rescheduling or cancellation fee.
4. INTELLECTUAL PROPERTY; CONFIDENTIALITY.
4.1 Proprietary Information. VCG IP and Proprietary Information are third party information, Confidential Information, and Trade Secrets, without regard to form, as defined in and subject to the License Agreement, specifically referencing the Section therein entitled “Intellectual Property (“IP”); Confidentiality.”
4.2 Ownership; Copyright. Licensee acknowledges that VCG is the sole owner, irrevocably, and exclusively throughout the world, of all right, title, and interest in and to the VCG IP, including all original works of authorship, copyrights and other rights (including moral rights) therein, modifications and derivative works, and copies thereof, whether prepared by VCG, Licensee, or any third party. If any such VCG property is deemed to be a “work made for hire” under applicable law, Licensee hereby assigns to VCG, solely and irrevocably, exclusively and throughout the world, all such ownership rights, including all copyrights, moral rights, and other rights in the works. No express or implied license is granted to Licensee unless expressly stated herein.
5. WARRANTY DISCLAIMER; LIABILITY LIMITATION
5.1 Warranty Disclaimer. VCG makes no (and hereby disclaims all) representations and warranties with respect to the Services, whether express, implied, or statutory, including any implied warranty of merchantability, title, quiet possession, data integrity, noninfringement, or fitness for a particular purpose.
5.2 Liability Limitation. If VCG fails to fulfill its obligations hereunder, Licensee’s exclusive remedy shall be for VCG to either, in VCG’s sole discretion, re-perform the affected Service, or waive or refund (as appropriate) the applicable Services Fee. VCG’s maximum liability in any way arising out of or connected hereto shall be in the aggregate and limited to Licensee’s direct actual damages not to exceed the Services Fee paid to VCG for the nonconforming Services, reduced by any amount due VCG by Licensee. In no event shall VCG, any parent, subsidiary, or affiliate, or any of their officers, directors, employees, or representatives, be liable to any third party for damages of any kind or nature or in any manner whatsoever or to Licensee for any damages caused by delay in delivery, installation, or the furnishing of Software or Services under this Services Agreement, or otherwise for consequential, indirect, exemplary, incidental, or special damages or costs (including attorneys’ fees) regarding this Services Agreement or resulting from or in connection with the use, misuse, or inability to use the Services or other services, even if VCG has been notified of the possibility thereof.
5.3 Survival. This Section 5 shall survive termination or expiration hereof and continue in full force and effect despite any failure of consideration or an exclusive remedy.
6. TERM; TERMINATION
6.1 Term; Termination. This Services Agreement shall commence on the Start Date and, unless earlier terminated as provided in Section 6.2 below, shall continue in effect concurrently with the term of the License Agreement. Services Orders may be terminated under the terms of the License Agreement. This Services Agreement shall terminate immediately upon termination of the License Agreement, or may be earlier terminated in accordance with the terms of the License Agreement.
6.2 Effect of Termination.
a. Services Order. Upon termination of a Services Order, this Services Agreement and any other Services Orders shall continue in full force and effect, and Licensee shall promptly pay VCG unpaid fees and Expenses accrued under such Services Order. If Licensee agreed to pay VCG a specific amount during a time period stated in such Services Order, accrued fees shall include the total commitment amount regardless if termination precedes the expiration of, and/or Licensee has not ordered all Services covered by such fees during, such time period.
b. Services Agreement. On termination hereof: (i) all Services Orders are terminated immediately and subject to Section 6.2.a; (ii) Licensee shall promptly pay VCG unpaid fees and Expenses accrued under such Services Order; (iii) Licensee shall return or destroy all VCG IP and certify to VCG its compliance therewith; and (iv) those provisions hereof which by their nature and context are intended to survive termination hereof, including Sections 2, 4, and 5, shall so survive.

VCG Services Agreement	VCG PROPRIETARY & CONFIDENTIAL	PAGE 2 OF 3

EXHIBIT A
Service Order
This Exhibit A — Service Order is made and entered into as of the            day of September, 2005, and is attached to and made a part of the VCG Services Agreement (“Services Agreement”) between VCG, Inc. (“VCG”) and ABLEST Inc. (“Licensee”).
ALL AMOUNTS ARE CONFIDENTIAL, AND ARE VALID UNTIL
SEPTEMBER 30, 2005.

A.1	SERVICES & FEES. For currently available Services components and their respective fees, see Services Order Addendum I attached hereto

TOTAL ESTIMATED FEES*	$178,000.00

*PLEASE NOTE:	All Services Fees are estimates only. All amounts referenced in the Services Agreement do not include Expenses, taxes, shipping costs, insurance, etc., all of which are Licensee’s responsibility.

A.2	LICENSEE’S SERVICES SITE INFORMATION

•	Services Site — Street Address 1901 Ulmerton Rd. — Suite 300, Clearwater, FL 33762

•	Licensee Project Manager	Name: Shawn Leviski

Phone:727.299.1200	Email:	sleviski@ablest.com

ACCEPTED:	ACCEPTED:

VCG, INC.	ABLEST Inc.
Licensee

By: /s/ Stephen C. Taylor	By: /s/ W. David Foster
Name Signed	Name Signed

Stephen C. Taylor, President	W. David Foster, Vice Chairman

Name & Title Printed	Name & Title Printed

September 29, 2005	September 29, 2005
Date	Date

fax 770-449-3638 Phone 770-246-2300	727.299.1295/727.299.1200

Facsimile & Telex Numbers	Facsimile & Telex Numbers

VCG Services Agreement	VCG PROPRIETARY & CONFIDENTIAL	PAGE 3 OF 3